Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

1440 New York Avenue, NW

Washington, D.C. 20005

________

TEL: (202) 371-7000

FAX: (202) 393-5760

www.skadden.com

October 24, 2022

CrossAmerica Partners LP

645 Hamilton Street, Suite 400

Allentown, PA 18101

Re: CrossAmerica Partners LP

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,822,409 units (the “Units”) of the Partnership’s common units, available for future issuance under the CrossAmerica Partners LP 2022 Incentive Award Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) the Plan;

(c) an executed copy of a certificate of Keenan D. Lynch, General Counsel and Chief Administrative Officer, dated the date hereof (the “Officer’s Certificate”);

(d) a copy of the Certificate of Limited Partnership of Lehigh Gas Partners LP (the “Certificate of Limited Partnership”), as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of October 24, 2022, and certified pursuant to the Officer’s Certificate;

(e) a copy of the Certificate of Amendment to Certificate of Limited Partnership of Lehigh Gas Partners LP (the “Certificate of Amendment to Certificate of Limited Partnership”), as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of October 24, 2022, and certified pursuant to the Officer’s Certificate;

(f) copies of the Partnership’s Second Amended and Restated Agreement of Limited Partnership (the “Amended and Restated Limited Partnership Agreement”), as amended and in effect as of the date hereof, and certified pursuant to the Officer’s Certificate; and

(g) copies of certain resolutions of the Board of Directors of the general partner of the Partnership relating to the approval of the Plan, the filing of the Registration Statement and certain related matters and certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Partnership, had or will have the power to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Partnership and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

In rendering the opinion set forth below, we have also assumed that the Amended and Restated Limited Partnership Agreement of the Partnership is the only partnership agreement, as defined under the Delaware Revised Uniform Limited Partnership Act, of the Partnership and that the Partnership has, and since the time of its formation has had, at least one validly admitted and existing limited partner of the Partnership and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Partnership or its general partner or partners, that would result in the liquidation, dissolution or winding-up of the Partnership, (ii) no event has occurred that has adversely affected the good standing of the Partnership under the laws of its jurisdiction of formation, and the Partnership has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing, and (iii) no grounds exist for the revocation or forfeiture of the Partnership’s Certificate of Limited Partnership. Further, we have assumed that (i) the issuance of the Units will be properly recorded in the books and records of the Partnership, (ii) the Units will be issued in book-entry form and an appropriate account statement evidencing the Units credited to a recipient’s account maintained with the Partnership’s transfer agent and registrar will be issued by the Partnership’s transfer agent and registrar, (iii) each award agreement under the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the issuance of the Units does not violate or conflict with any agreement or instrument binding on the Partnership (except that we do not and will not make this assumption with respect to the Certificate of Limited Partnership and the Amended and Restated Limited Partnership Agreement).

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Units have been duly authorized by all requisite action on the part of the Partnership under the Delaware Revised Uniform Limited Partnership Act and, when the Units are issued to the Plan participants in accordance with the terms and conditions of the Plan and the applicable award agreement, the Units will be validly issued and fully paid.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MSG